CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 21, 2007, relating to the financial statements and financial highlights which appear in the July 31, 2007 Annual Reports to Shareholders of CMG Enhanced S&P 500 Index Fund, CMG Large Cap Growth Fund, CMG Large Cap Value Fund, CMG Mid Cap Growth Fund, CMG Mid Cap Value Fund, CMG Small Cap Growth Fund, CMG Small Cap Value Fund, CMG Small/Mid Cap Fund, CMG International Stock Fund, CMG Core Bond Fund, CMG High Yield Fund, CMG Short Term Bond Fund, CMG Ultra Short Term Bond Fund and CMG Strategic Equity, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers, LLP

/s/Boston, Massachusetts

November 28, 2007